Exhibit 99.1

Paul Broyer

Candela Corporation

508-358-7400 x435

CANDELA REPORTS RECORD REVENUES

WAYLAND, MA. — May 3, 2005 — Candela Corporation (NASDAQ:  CLZR) today reported that its revenues for the third fiscal quarter ended April 2, 2005 reached an all-time high of $34.7 million.  This compares to $27.7 million for the same quarter last year - a 25% increase.  Revenues for the nine-month period ended April 2, 2005 were $85.3 million, compared to $70.2 million for the same period last year - a 21% increase.

Net loss for the third fiscal quarter was $1.4 million or $0.06 per share, compared to net income of $2.0 million or $0.09 per share for the same quarter last year.  Net income for the nine-month period ended April 2, 2005 was $4.1 million or $0.18 per share, compared to net income of $3.8 million or $0.17 per share for the same period last year.

During the third fiscal quarter, Candela recorded charges for an unfavorable arbitration ruling in its litigation with The Regents of the University of California relating to prior period royalty payments.  These charges were approximately $5.6 million.  In addition, during the third fiscal quarter, Candela recorded a before tax increase in the provision for bad debt of $0.8 million.  The increase in the provision for bad debt primarily related to the bankruptcy of DVI Inc.  Excluding these litigation charges and the provision for bad debt, pro forma net income* for the third fiscal quarter was $3.0 million or $0.13 per share and for the nine-month period ended April 2, 2005 was $8.5 million or $0.37 per share.

Gerard E. Puorro, Candela’s President and Chief Executive Officer, commented, “We continue to grow at a healthy rate.  During the quarter, we began shipments of our next-generation intense pulsed laser system (I2PL) and the U.S. market has been very receptive to this new entry.”  Puorro added, “Also, a few weeks ago, we introduced a new FDA-approved application for our GentleYAG®, which can now be used for skin tightening.  The market reception for that application was positive as well.”  Puorro continued, “In both China and Brazil, we completed our product registrations, distribution training and marketing plans and we are hopeful that sales in both countries will begin on a steady growth path.  The market is also responding to our new Pathways program, which provides our customers choice, flexibility, and value.  We remain confident that we will continue to be the growth leader in this space.”

The Company’s management team will host a live conference call and webcast at 5:00 p.m. (ET) today to discuss the financial results, and may provide forward-looking guidance for future periods.  The conference call may be accessed in the United States by dialing (866) 261-3330.

The conference call will be simultaneously webcast on Candela Corporation’s investor relations website, which can be accessed at www.candelalaser.com/ir_corp.asp.  Required disclosures regarding financial and other statistical information and non-GAAP financial measures discussed in the conference call, if any, will be available on Candela Corporation’s investor relations website.

* Candela uses the financial measure “pro forma net income” to supplement its consolidated financial statements, which are presented in accordance with accounting principles generally accepted in the United States (“GAAP”).  The presentation of pro forma net income is not meant to be a substitute for “net income” presented in accordance with GAAP but rather should be evaluated in conjunction with net income.  For the third fiscal quarter and nine-month period ended April 2, 2005, pro forma net income excludes charges for an unfavorable arbitration ruling in Candela’s litigation with The Regents of the University of California relating to prior period royalty payments, and, in addition, an increase in the provision for bad debt primarily related to the bankruptcy of DVI Inc.  Candela’s management believes that the litigation charges relate to an unusual event—an unfavorable arbitration ruling in its litigation with The Regents of the University of California relating to two and a half years of prior period royalty payments, interest, and legal fees—and management does not consider these charges to be part of Candela’s on-going operations or meaningful in evaluating Candela’s past financial performance or future prospects.  However, as a result of the arbitration decision, Candela expects to make royalty payments to The Regents of the University of California in future periods at a higher royalty rate although these payments will be recognized on a quarterly basis.  Candela’s management also believes that the provision for bad debt relates to an unusual event—the bankruptcy of DVI Inc.  Additionally, pro forma net income is a primary financial indicator that management uses to evaluate Candela’s financial results and to forecast anticipated financial results for future periods.  Candela’s definition of pro forma net income may differ from similar measures used by other companies.

About Candela:

Candela Corporation, an ISO-9001 certified company, develops, manufactures, and distributes innovative clinical solutions that enable physicians, surgeons, and personal care practitioners to treat selected cosmetic and medical conditions using lasers, aesthetic laser systems, and other advanced technologies. Founded near Boston in 1970, the company markets and services its products in over 64 countries from offices and distributors in the United States, Europe, Japan, China and other Asian locations. Candela established the aesthetic laser market 16 years ago, and currently has an installed base of 8,500 lasers worldwide. Candela is an Equal Opportunity and Affirmative Action Employer (Male/Female/Handicapped/Veteran).  Visit Candela on the Web at www.candelalaser.com.

Safe Harbor Statement:  Except for the historical information contained herein, this news release contains forward-looking statements that constitute Candela’s current intentions, hopes, beliefs, expectations or predictions of the future, which are therefore inherently subject to risks and uncertainties.  Such statements may relate to, among other things, our future revenue, gross margin, expense levels and earnings, our growth prospects, market acceptance of our products, the strength of our distribution channels, our ability to add new products, our ability to expand regulatory approvals and the liquidity of our common stock.  The risks and uncertainties that may affect forward-looking statements include, among others: the cancellation or deferral of customer orders, dependence on a small number of strategic distribution relationships, difficulties in the timely development and market acceptance of new products, unanticipated increases in expenses, market developments that vary from the current public expectations concerning the growth of the laser industry, increased competitive pressures, changes in economic conditions, or difficulties in obtaining timely regulatory approvals.  Further information on factors that could affect Candela’s performance is included in Candela’s periodic reports filed with the SEC, including but not limited to, Candela’s Annual Report on Form 10-K for the year ended July 3, 2004, and subsequent Quarterly Reports on Form 10-Q. Candela cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Candela expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Candela’s expectations or any change in events, conditions or circumstances on which any such statement is based.

CANDELA CORPORATION (Nasdaq: CLZR)

Condensed Consolidated Statements of Operations (unaudited)

(amounts in thousands, except per share amounts)

	For the three months ended:		For the nine months ended:
	April 2,	March 27,	April 2,	March 27,
	2005	2004	2005	2004

Revenue	$34,682	$27,650	$85,277	$70,234
Cost of sales	17,952	13,672	42,530	34,697
Litigation related charges	4,829	—	4,829	—

Gross profit	11,901	13,978	37,918	35,537

Operating expenses:
Research and development	1,910	1,460	4,866	3,951
Selling, general and administrative	11,281	9,572	27,938	22,793
Litigation related charges	773	—	773	—

Total operating expenses	13,964	11,032	33,577	26,744

Income from operations	(2,063)	2,946	4,341	8,793

Other income (expense):
Interest income	162	67	399	215
Other income (expense)	(93)	(14)	25	398

Total other income	69	53	424	613

Income (loss) from continuing operations before income taxes	(1,994)	2,999	4,765	9,406

Benefit (Provision) for income taxes	638	(1,039)	(1,525)	(3,215)

Income from continuing operations	(1,356)	1,960	3,240	6,191
Discontinued operations:
Loss from discontinued skin care center operations	—	—	—	(298)
Gain (loss) on disposal of Skin Care Center, including revision of leasehold obligations of $1,374 and provision for operating losses of $(3,348) less income tax expense of $(515) and income tax benefit of $1,253.	—	—	859	(2,095)

Net income (loss)	$(1,356)	$1,960	$4,099	$3,798

Net income (loss) per share of common stock:
Basic:
Income from continuing operations	$(0.06)	$0.09	$0.14	$0.28
Income (loss) from discontinued operations	—	—	0.04	(0.11)
Basic earnings per share	(0.06)	0.09	0.18	0.17

Diluted:
Income from continuing operations	(0.06)	0.09	0.14	0.27
Income (loss) from discontinued operations	—	—	0.04	(0.10)
Diluted earnings per share	$(0.06)	$0.09	$0.18	$0.17

Weighted average shares outstanding	22,408	22,150	22,366	21,759

Diluted weighted average shares outstanding	23,096	23,016	23,062	22,601

CANDELA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(dollars in thousands)

	April 2,	July 3,
	2005	2004

Assets

Current assets:
Cash and cash equivalents	$47,527	$37,396
Accounts receivable, net	34,014	34,302
Notes receivable	1,390	1,151
Inventories, net	12,815	13,571
Other current assets	2,171	2,184

Total current assets	97,917	88,604

Property and equipment, net	3,375	3,406

Other assets	6,806	8,469

Total assets	$108,098	$100,479

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$9,501	$6,973
Accrued payroll and related expenses	3,899	5,428
Accrued warranty	5,063	4,946
Income taxes payable	1,837	1,844
Other accrued liabilities	4,286	3,586
Deferred revenue	5,050	3,421
Total current liabilities	29,636	26,198

Long-term liabilities	5,105	3,945
Net liabilities of discontinued operations	1,861	3,567

Stockholders’ equity
Common stock	247	246
Treasury stock	(12,997)	(12,997)
Additional paid-in capital	53,569	53,069
Accumulated earnings	30,124	26,023
Cumulative translation adjustment	553	428
Total stockholders’ equity	71,496	66,769

Total liabilities and stockholders’ equity	$108,098	$100,479

CANDELA CORPORATION (Nasdaq: CLZR)

Condensed Reconciliation of Pro Forma Net Income (loss) (unaudited)

(amounts in thousands, except per share amounts)

	For the three months ended:		For the nine months ended:
	April 2,	March 27,	April 2,	March 27,
	2005	2004	2005	2004

Net (loss) income from operations	$(1,356)	$1,960	$4,099	$3,798

Adjustments:
Litigation related royalty charges of $4,829 net of income taxbenefit of $1,545	3,284	—	3,284	—
Other litigation related charges of $773 net of income tax benefit of $248	525	—	525	—
DVI related charges of $800 net of income tax benefit of $256	544	—	544	—

Total adjustments	4,353	—	4,353	—

Pro Forma Net Income	2,997	1,960	8,452	3,798

Pro Forma Net income per share of common stock:
Basic earnings per share	$0.13	$0.09	$0.38	$0.17
Diluted earnings per share	$0.13	$0.09	$0.37	$0.17

Weighted average shares outstanding	22,408	22,150	22,366	21,759

Diluted weighted average shares outstanding	23,096	23,016	23,062	22,601